Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-204979

Prospectus Supplement No. 7

(to Prospectus dated July 16, 2015)

DELCATH SYSTEMS, INC.

9,350,000 Units

Consisting of 9,350,000 Shares of Common Stock

and

7,012,500 Series A Warrants to Purchase 7,012,500 Shares

of Common Stock

and

9,350,000 Series B Warrants to Purchase 9,350,000 Shares of

Common Stock and 7,012,500 Series A Warrants

This prospectus amends and supplements the prospectus dated July 16, 2015 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-204979). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 2015 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to the issuance of shares of our common stock and Series A Warrants upon the exercise of Series A Warrants and Series B Warrants issued in connection with our offering of units consisting of common stock, Series A Warrants and Series B Warrants on July 16, 2015.

Our common stock is traded on The Nasdaq Capital Market under the symbol “DCTH”. Neither series of warrants will trade on The Nasdaq Capital Market or any other securities exchange or trading market. On November 24, 2015, the closing price for a share of our common stock on The Nasdaq Capital Market was $0.44 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is November 25, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2015

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 Avenue of the Americas, 43rd Floor, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Delcath Systems, Inc. (the “Company”) amended the expiration date of its Series B Warrants to purchase a total of (i) 9,350,000 shares of common stock and (ii) 7,012,500 Series A Warrants to purchase 7,012,500 additional shares of common stock (the “Series B Warrants”) issued on July 21, 2015, from November 25, 2015 to January 29, 2016, pursuant to the First Amendment to the Series B Warrant of Delcath Systems, Inc. (the “First Amendment”) entered into with each holder of the Company’s Series B Warrants.

The foregoing does not purport to be a complete description of the First Amendment and is qualified in its entirety by reference to the First Amendment taken together with the Series B Warrant. The form of the Series B Warrant is filed as Exhibit 1.3 to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 15, 2015, and the First Amendment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d) Exhibits.

Exhibit No.	Description

99.1	First Amendment to the Series B Warrant of Delcath Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: November 25, 2015	By:	/s/ Jennifer K. Simpson, Ph.D.
		Name:	Jennifer K. Simpson, Ph.D.
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	First Amendment to the Series B Warrant of Delcath Systems, Inc.

Exhibit 99.1

FIRST AMENDMENT TO THE SERIES B WARRANT

OF DELCATH SYSTEMS, INC.

This First Amendment to the Series B Warrant of Delcath Systems, Inc. (this “Amendment”) is made and effective as of November     , 2015 (the “Amendment Effective Date”) by and among Delcath Systems, Inc., a Delaware corporation (the “Company”), and                              (the “Holder”), and amends that certain Series B Warrant of Delcath Systems, Inc. issued July 21, 2015 pursuant to which Holder is entitled to purchase from Company, on the terms thereof, up to a total of                      Units, with each Unit consisting of (i) one share of common stock, $0.01 par value of the Company and (ii) 0.75 of one Series A Warrant to purchase one share of common stock, $0.01 par value of the Company (the “Warrant”). Capitalized terms used and not otherwise defined herein shall have such meanings as set forth in the Warrant.

RECITALS:

WHEREAS, Company previously issued the Warrant to the Holder; and

WHEREAS, pursuant to Section 15(a) of the Warrant, Company and Holder desire to amend the Warrant so as to extend the Expiration Date under the Warrant.

NOW THEREFORE, for value received, the parties hereto, intending to be legally bound, agree that the Warrant is hereby amended as follows:

AGREEMENT:

1. Amendment to Warrant

(a) The definition of “Expiration Date” in the introduction of the Warrant is hereby amended and restated to be “5:00 P.M., New York City time, on January 29, 2016”.

2. Effectiveness; Interpretation. This Amendment shall be effective as of the Amendment Effective Date. Except as amended hereby, all other terms and conditions of the Warrant shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall be deemed to be one and the same Amendment. A signed copy of this Amendment delivered by facsimile or other means of electric transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

4. Governing Law. This Amendment and all rights arising hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of N or any other jurisdiction) that would cause the application of laws of any jurisdiction of any jurisdiction other than those of the State of New York.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Series B Warrant of Delcath Systems, Inc., effective as of the Amendment Effective Date.

COMPANY:

DELCATH SYSTEMS, INC.

By:
Name:	Barbra C. Keck
Title:	Senior Vice President, Finance

HOLDER:

By:
Name:
Title: